EXHIBIT 4.3


                            IRIS INTERNATIONAL, INC.

                            2007 STOCK INCENTIVE PLAN

1. PURPOSES OF THE PLAN. The purposes of the IRIS International, Inc. 2007 Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to persons who are selected to be participants in the Plan, and to promote the success of the Company's business. This Plan permits the grant of Non-qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards, each of which shall be subject to such conditions based upon continued employment with or service to the Company or its Subsidiaries, passage of time or satisfaction of performance criteria as shall be specified pursuant to the Plan.

2. DEFINITIONS. In addition to the terms defined elsewhere in this Plan, as used herein, the following terms shall have the following meanings:

         (a) "ADMINISTRATOR" means the Board or any of its Committees as shall be administering the Plan, in accordance with SECTION 4 of the Plan.

         (b) "AWARD" means a Stock Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit, or Other
                  Stock-Based Award granted to a Participant pursuant to the Plan, as such terms are defined in SECTION 7(A) herein.

         (c)      "BOARD" means the Board of Directors of the Company.

         (d) "CODE" means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.

         (e) "COMMITTEE" means a committee appointed by the Board from among its members to administer the Plan in accordance with
                  SECTION 4.

         (f) "COMMON STOCK" means the common stock, $0.01 par value, of the Company.

         (g)      "COMPANY" means IRIS International, Inc.

         (h) "CONSULTANT" means any person, including an advisor, engaged by the Company or a Subsidiary to render services and who is compensated for such services; provided such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities; and provided further that the term "Consultant" shall not include Directors who are paid only a director's fee by the Company or who are not otherwise compensated by the Company for their services as Directors.

         (i)      "DIRECTOR" means a member of the Board.


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         (j)      "EMPLOYEE" means any person, including Officers and Directors, employed by the Company or any Subsidiary of the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

         (k) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         (l) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

         (m) "PARTICIPANT" means any Employee, Director or Consultant selected by the Administrator to receive Awards.

         (n) "PLAN" means this 2007 Stock Incentive Plan, as amended from time to time.

         (o) "PREEXISTING PLAN" means the IRIS International, Inc. 1998 Stock Incentive Plan, as amended to date.

         (p) "RULE 16B-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

         (q) "SECTION 162(M)" means Section 162(m) of the Code and the regulations thereunder, as amended.

         (r) "SHARE" means a share of the Common Stock, as adjusted in accordance with SECTION 10 of the Plan.

         (s) "SUBSIDIARY" means any corporation or entity in which the Company owns or controls, directly or indirectly, fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.

3.       SHARES SUBJECT TO THE PLAN.

         (a) AGGREGATE LIMITS. Subject to the provisions of SECTION 10 of the Plan, the maximum aggregate number of Shares which may be issued pursuant to Awards granted under the Plan is One Million Seven Hundred Fifty Thousand (1,750,000) Shares (the "FUNGIBLE POOL LIMIT"). The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares. Any Shares subject to an Award which for any reason expires or terminates unexercised or is not earned in full shall be added back to the Fungible Pool Limit and may again be made subject to an Award under the Plan. The following Shares shall not be added back to the Fungible Pool Limit and shall not again be made available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right,


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                  (ii)  Shares  used to pay the  exercise  price or  withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market with the exercise price proceeds received by the Company upon the exercise of an Award.

         (b) TREATMENT OF AWARDS. Each Share issued or to be issued in connection with any Award other than a Stock Option or Stock Appreciation Right shall be counted against the Fungible Pool Limit as one and four-tenths (1.4) Shares. Each Share issued or to be issued in connection with any Stock Option or Stock Appreciation Right shall be counted against the Fungible Pool Limit as one (1.0) Share. For these purposes, the number of Shares taken into account with respect to a SAR shall be the number of Shares underlying the SAR at grant, and not the final number of Shares delivered upon exercise of the SAR. Any Shares previously the subject of an Award that again become available for grant pursuant to SECTION 3(A) shall be added back to the Fungible Pool Limit in the same proportion, and using the same multiplier, pursuant to which such Awards reduced the Shares in the Fungible Pool Limit. The Administrator shall determine the appropriate methodology for calculating the number of Shares issued pursuant to the Plan.

         (c) CODE LIMITS. The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 300,000. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under SECTION 10, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as "performance-based compensation" under Section 162(m) of the Code. The aggregate number of
                  Shares issued pursuant to ISOs granted under the Plan shall not exceed One Million Seven Hundred Fifty Thousand (1,750,000) Shares, which limitation shall be subject to adjustment under SECTION 10 only to the extent that such adjustment is consistent with adjustments permitted of a plan authorizing ISOs under Section 422 of the Code.

4.       ADMINISTRATION OF THE PLAN.

         (a)      PROCEDURE.

                  (i) MULTIPLE ADMINISTRATIVE BODIES. If permitted by Rule 16b-3, the Plan may be administered by different bodies with respect to Directors, Officers who are not Directors, and Employees who are neither Directors nor Officers.

                  (ii) ADMINISTRATION WITH RESPECT TO DIRECTORS AND OFFICERS SUBJECT TO SECTION 16(B). With respect to Awards granted to Directors or to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act, the Plan shall be administered by (A) the Board, if the Board may administer the Plan in compliance with the requirements for grants under the Plan to be exempt acquisitions under Rule 16b-3, or
                           (B) a committee designated by the Board to administer the Plan, which committee shall consist of "Non-Employee Directors" within the meaning of Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the


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                           Committee  and  thereafter  directly  administer  the
                           Plan, all to the extent permitted by the requirements for grants under the Plan to be exempt acquisitions under Rule 16b-3.

                  (iii) ADMINISTRATION WITH RESPECT TO COVERED EMPLOYEES SUBJECT TO SECTION 162(M) OF THE CODE. With respect to Awards granted to Employees who are also "covered employees" within the meaning of Section 162(m) of the Code and the regulations thereunder, as amended, the Plan shall be administered by a committee designated by the Board to administer the Plan, which committee shall be constituted to satisfy the requirements applicable to Awards intended to qualify as "performance-based compensation" under Section 162(m). Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the rules applicable to Awards intended to qualify as "performance-based compensation" under Section 162(m).

                  (iv) ADMINISTRATION WITH RESPECT TO OTHER PERSONS. With respect to Awards granted to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board, which committee shall be constituted to satisfy the legal requirements relating to the administration of stock option plans under state corporate and securities laws and the Code. Once appointed, such Committee shall serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by applicable laws.

         (b) POWERS OF THE ADMINISTRATOR. Subject to the express provisions and limitations set forth in this Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

                  (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

                  (ii) to determine which persons are eligible to be Participants, to which of such persons, if any, Awards shall be granted hereunder and the timing of any such Awards, and to grant Awards;


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                  (iii)    to grant Awards to  Participants  and  determine  the
                           terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors;

                  (iv) to establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;

                  (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);

                  (vi) to determine whether, and the extent to which, adjustments are required pursuant to SECTION 10;

                  (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Corporation; and

                  (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

         (c) DELEGATION AND ADMINISTRATION. The Administrator may delegate to one or more separate committees (any such committee a "SUBCOMMITTEE") composed of one or more directors of the Company (who may but need not be members of any Committee comprising the Administrator) the ability to grant Awards and take the other actions described in SECTION 4(B) with respect to Participants who are not Officers, and such actions shall be treated for all purposes as if taken by the Administrator. The Administrator may delegate to a Subcommittee of one or more officers of the Company the ability to grant Awards and take the other actions described in SECTION 4(B) with respect to Participants (other than any such officers themselves) who are not directors or Officers, PROVIDED, HOWEVER, that the resolution so authorizing such officer(s) shall specify the total number of rights or options such Subcommittee may so award, and such actions shall be treated for all purposes as if taken by the Administrator. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the
                  Administrator,   and   references   in   this   Plan   to  the
                  Administrator shall include any such Subcommittee. The Administrator may delegate the administration of the Plan to an officer or officers of the Company, and such administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Awards granted by the Administrator under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting


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                  and/or  settlement  of an  Award,  to  interpret  the terms of
                  Awards and to take such other actions as the Administrator may specify. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Administrator and references in this Plan to
                  the  Administrator   shall  include  any  such  administrator,
                  provided  that the  actions  and  interpretations  of any such
                  administrator   shall  be  subject  to  review  and  approval,
                  disapproval or modification by the Administrator.

         (d) EFFECT OF CHANGE IN STATUS. The Committee shall have the discretion to determine the effect upon an Award and upon an individual's status as an employee under the Plan (including whether a Participant shall be deemed to have experienced a termination of employment or other change in status) and upon the vesting, expiration or forfeiture of an Award in the case of (i) any individual who is employed by an entity that ceases to be a Subsidiary of the Corporation, (ii) any leave of absence approved by the Corporation or a Subsidiary, (iii) any transfer between locations of employment with the Corporation or a Subsidiary or between the Corporation and any Subsidiary or between any Subsidiaries, (iv) any change in the Participant's status from an employee to a consultant or member of the Board of Directors, or vice versa, and (v) at the request of the Corporation or a Subsidiary, any employee who becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.

         (e) DETERMINATIONS OF THE ADMINISTRATOR. All decisions, determinations and interpretations by the Administrator regarding this Plan shall be final and binding on all Participants or other persons claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select. A Participant or other holder of an Award may contest a decision or action by the Administrator with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Administrator's decision or action was arbitrary or capricious or was unlawful.

5. ELIGIBILITY. Awards may be granted to any person who is a Participant under this Plan; provided that ISOs may be granted only to Employees. If otherwise eligible, a Participant who has been granted an Award may be granted additional Awards.

6. TERM OF THE PLAN. The Plan was approved by the Board on June 1, 2007 and will become effective, subject to shareholder approval, on July 13, 2007. The Plan shall remain available for the grant of Awards until May 31, 2017 or such earlier date as the Board may determine. The expiration of the Administrator's authority to grant Awards under the Plan will not affect the operation of the terms of the Plan or the Company's and Participants' rights and obligations with respect to Awards granted on or prior to the expiration date of the Plan.


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7.       PLAN AWARDS.

         (a) AWARD TYPES. The Administrator, on behalf of the Company, is authorized under this Plan to grant, award and enter into the following arrangements or benefits under the Plan provided that their terms and conditions are not inconsistent with the provisions of the Plan: Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards. Such arrangements and benefits are sometimes referred to herein as "Awards." The Administrator, in its discretion, may determine that any Award granted hereunder shall be a performance Award the grant, issuance, retention, vesting and/or settlement of which is subject to satisfaction of one or more of the Qualifying Performance Criteria specified in SECTION 8(E).

                  (i) STOCK OPTIONS. A "STOCK OPTION" is a right to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in or determined pursuant to the document(s) evidencing the Award (the "OPTION AGREEMENT"). The Committee may grant Stock Options intended to be eligible to qualify as incentive stock options ("ISOS") pursuant to Section 422 of the Code and Stock Options that are not intended to qualify as ISOs ("NON-QUALIFIED STOCK OPTIONS"), as it, in its sole discretion, shall determine.

                  (ii) STOCK APPRECIATION RIGHTS. A "STOCK APPRECIATION RIGHT" or "SAR" is a right to receive, in cash or stock (as determined by the Administrator), value with respect to a specific number of Shares equal to or otherwise based on the excess of (i) the market value of a Share at the time of exercise over (ii) the exercise price of the right, subject to such terms and conditions as are expressed in the document(s) evidencing the Award (the "SAR AGREEMENT").

                  (iii) RESTRICTED STOCK. A "RESTRICTED STOCK" Award is an award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the document(s) evidencing the Award (the "RESTRICTED STOCK AGREEMENT").

                  (iv) RESTRICTED STOCK UNIT. A "RESTRICTED STOCK UNIT" Award is an award of a right to receive, in cash or stock (as determined by the Administrator) the market value of one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the document(s) evidencing the Award (the "RESTRICTED STOCK UNIT AGREEMENT").

                  (v) OTHER STOCK-BASED AWARDS. An "OTHER STOCK-BASED AWARD" is an award other than those described in subsections (i) - (iv) above, that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Administrator, and Awards valued by reference to the book value of Common Stock or the value of securities of or the performance of


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                           specified  Subsidiaries or other business units.  The
                           Administrator   shall   determine   the   terms   and
                           conditions of such Awards, which shall be expressed in the document(s) evidencing the Award (the "OTHER STOCK-BASED AWARD AGREEMENT").

         (b) GRANTS OF AWARDS. An Award may consist of one of the foregoing arrangements or benefits or two or more of them in tandem or in the alternative.

8.       TERMS OF AWARDS.

         (a) GRANT, TERMS AND CONDITIONS OF STOCK OPTIONS AND SARS. The Administrator may grant Stock Options or SARs at any time and from time to time prior to the expiration of the Plan to eligible Participants selected by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Stock Options or SARs hereunder until said Shares have been issued. Each Stock Option or SAR shall be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Administrator. Each Stock Option grant will expressly identify the Stock Option as an ISO or as a Non-qualified Stock Option. In the absence of a designation, a Stock Option shall be treated as a Non-qualified Stock Option. Stock Options or SARs granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:

                  (i) PRICE. The purchase price (also referred to as the exercise price) under each Stock Option or SAR granted hereunder shall be established by the Administrator. The purchase price per Share shall not be less than 100% of the market value of a Share on the date of grant. For purposes of the Plan, "MARKET VALUE" shall mean the fair market value of the Company's common stock determined in good faith by the Administrator in a manner consistent with the requirements of Section 409A of the Code. The exercise price of a Stock Option shall be paid in cash or in such other form if and to the extent permitted by the Administrator, including without limitation by delivery of already owned Shares, withholding (either actually or by attestation) of Shares otherwise issuable under such Stock Option and/or by payment under a broker-assisted sale and remittance program acceptable to the Administrator.

                  (ii) NO REPRICING. Other than in connection with a change in the Company's capitalization (as described in SECTION 10 of the Plan), the exercise price of a Stock Option or SAR may not be reduced without stockholder approval.

                  (iii) NO RELOAD GRANTS. Stock Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other Employee Stock Option.


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                  (iv)     DURATION,  EXERCISE AND  TERMINATION OF STOCK OPTIONS
                           AND  SARS.   Each  Stock   Option  or  SAR  shall  be
                           exercisable at such time and in such installments during the period prior to the expiration of the
                           Stock   Option   or   SAR   as   determined   by  the
                           Administrator. The Administrator shall have the right to make the timing of the ability to exercise any Stock Option or SAR subject to continued employment,
                           the   passage  of  time   and/or   such   performance
                           requirements    as   deemed    appropriate   by   the
                           Administrator. At any time after the grant of a Stock Option, the Administrator may reduce or eliminate any restrictions on the Participant's right to exercise all or part of the Stock Option. Each Stock Option or SAR must expire within a period of not more than ten
                           (10) years from the grant date. The Option Agreement or SAR Agreement may provide for expiration prior to the end of the stated term of the Award in the event of the termination of employment or service of the Participant to whom it was granted.

                  (v)      CONDITIONS AND RESTRICTIONS  UPON SECURITIES  SUBJECT
                           TO STOCK OPTIONS OR SARS. Subject to the express provisions of the Plan, the Administrator may provide that the Shares issued upon exercise of a Stock Option or SAR shall be subject to such further conditions or agreements as the Administrator in its discretion may specify prior to the exercise of such Stock Option or SAR, including, without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions. The obligation to make payments with respect to SARs may be satisfied through cash payments or the delivery of Shares, or a combination thereof as the Administrator shall determine. The Administrator may establish rules for the deferred delivery of Common Stock upon exercise of a Stock Option or SAR with the deferral evidenced by use of Restricted Stock Units equal in number to the number of Shares whose delivery is so deferred.

                  (vi) OTHER TERMS AND CONDITIONS. Stock Options and SARs may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Administrator shall deem appropriate.

                  (vii) ISOS. Stock Options intending to qualify as ISOs may only be granted to employees of the Company within the meaning of the Code, as determined by the Administrator. An ISO granted to an Employee who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any "parent corporation" as defined in Section 424(e) of the Code or Subsidiary, must have an exercise price that is not less than 110% of the market value of the Shares subject to the ISO, determined as of the date of grant. To the extent that the Option Agreement specifies that a Stock Option is intended to be treated as an ISO, the Stock Option is intended to qualify to the greatest extent possible as an
                           "incentive   stock  option"  within  the  meaning  of
                           Section 422 of the Code, and shall be so construed; PROVIDED, HOWEVER, that any such designation shall not be interpreted as a representation, guarantee or other undertaking on the part of the Company that the Stock Option is or will be determined to qualify as an ISO. If and to the extent that any Shares are issued under a portion of any Stock Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Administrator and certain actions by a Participant may cause a Stock Option to cease to qualify for the tax treatment applicable to ISOs pursuant to the Code and by accepting a Stock Option the Participant agrees in advance to such disqualifying action.

         (b) GRANT, TERMS AND CONDITIONS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The Administrator may grant Restricted Stock or Restricted Stock Units at any time and from time to time prior to the expiration of the Plan to eligible Participants selected by the Administrator. A Participant shall have rights as a stockholder with respect to any Shares subject to a Restricted Stock Award hereunder only to the extent specified in this Plan or the Restricted Stock Agreement evidencing such Award. Awards of Restricted Stock or Restricted Stock Units shall be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Administrator. Awards of Restricted Stock or Restricted Stock Units granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:

                  (i) TERMS AND CONDITIONS. Each Restricted Stock Agreement and each Restricted Stock Unit Agreement shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the purchase price of the Shares, if any, and the means of payment for the Shares, (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (d) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (e) restrictions on the transferability of the Shares and (f) such further terms and conditions as may be determined from time to time by the Administrator, in each case not inconsistent with this Plan.

                  (ii) SALE PRICE. Subject to the requirements of applicable law, the Administrator shall determine the price, if any, at which Shares of Restricted Stock or Restricted Stock Units shall be sold or awarded to a Participant, which may vary from time to time and among Participants and which may be below the market value of such Shares at the date of grant or issuance.

                  (iii) SHARE VESTING. The grant, issuance, retention and/or vesting of Shares under Restricted Stock or Restricted Stock Unit Awards shall be at such time and in such installments as determined by the Administrator or under criteria established by the Administrator. The Administrator shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares under Restricted Stock or Restricted Stock Unit Awards subject to continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Administrator, which criteria may be based on financial performance and/or personal performance evaluations. Up to 150,000 Shares shall be available for issuance to Participants as Restricted Stock or Restricted Stock Unit Awards having no minimum vesting period. No condition that is based on performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one (1) year, and no condition that is based upon continued employment or the passage of time shall provide for vesting in full of a Restricted Stock or Restricted Stock Unit Award in less than pro rata installments over three years from the date the Award is made, other than with respect to such Awards that are issued upon exercise or settlement of Stock Options or SARs or upon the death, disability or retirement of the Participant, in each case as specified in the agreement evidencing such Award. Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the
                           Restricted Stock or Restricted Stock Unit Award is granted.

                  (iv) TERMINATION OF EMPLOYMENT. The Restricted Stock or Restricted Stock Unit Agreement may provide for the forfeiture or cancellation of the Restricted Stock or Restricted Stock Unit Award, in whole or in part, in the event of the termination of employment or service of the Participant to whom it was granted.

                  (v) RESTRICTED STOCK UNITS. Except to the extent this Plan or the Administrator specifies otherwise, Restricted Stock Units represent an unfunded and unsecured obligation of the Company and do not confer any of the rights of a stockholder until Shares are issued thereunder. Settlement of Restricted Stock Units upon expiration of the deferral or vesting period shall be made in Shares or otherwise as determined by the Administrator. Dividends or dividend equivalent rights shall be payable in cash or in additional shares with respect to Restricted Stock Units only to the extent specifically provided for by the Administrator. Until a Restricted Stock Unit is settled, the number of Shares represented by a Restricted Stock Unit shall be subject to adjustment pursuant to SECTION 10. Any Restricted Stock Units that are settled after the Participant's death shall be distributed to the Participant's designated beneficiary(ies) or, if none was designated, the Participant's estate.

         (c) SUSPENSION OR TERMINATION OF AWARDS. If at any time (including with respect to Stock Options or SARs after a notice of exercise has been delivered) the Administrator, including any Subcommittee or administrator authorized pursuant to SECTION 4(C) (any such person, an "AUTHORIZED OFFICER"), reasonably believes that a Participant has committed an act of misconduct as described in this Section, the Authorized Officer may suspend the Participant's right to exercise any Stock Option or SAR or suspend the vesting of Shares under the Participant's Restricted Stock or Restricted Stock Unit Awards, as the case may be, pending a determination of whether an act of misconduct has been committed. If the Administrator or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company, breach of fiduciary duty or deliberate disregard of Company rules resulting in loss, damage or injury to the Company, or if a

                  Participant makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Company or induces any principal for whom the Company acts as agent to terminate such agency relationship, neither the Participant nor his or her estate shall be entitled to exercise any Stock Option or SAR whatsoever and the Participant's Restricted Stock or Restricted Stock Unit Agreement shall be forfeited and cancelled. Any determination by the Administrator or an Authorized Officer with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is an Officer, the determination of the Administrator or of the Authorized Officer shall be subject to the approval of the Board.

         (d) TRANSFERABILITY. Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Administrator) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution. The Administrator may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable (a) in the case of a transfer without the payment of any consideration, to any "family member" as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as such may be amended from time to time, and (b) in any transfer described in clause
                  (ii) of Section 1(a)(5) of the General Instructions to Form S-8 under the 1933 Act as amended from time to time, PROVIDED that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant to whom it was granted, as modified as the Administrator shall determine appropriate, and as a condition to such transfer the transferee shall execute an agreement agreeing to be bound by such terms; PROVIDED, FURTHER, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance that does not qualify under this SECTION 8(D) shall be void and unenforceable against the Company.

         (e) QUALIFYING PERFORMANCE CRITERIA. For purposes of this Plan, the term "QUALIFYING PERFORMANCE CRITERIA" shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Administrator in the Award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization,
                  (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment share, (q) product release schedules, (r) new product innovation, (s) product cost reduction through advanced technology, (t) brand recognition/acceptance, (u) product ship targets, (v) customer satisfaction, (w) strategic initiatives, or (x) acquisitions. The Administrator may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year. Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award, the number of Shares, Stock Options, SARs, Restricted Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

         (f) DIVIDENDS. Unless otherwise provided by the Administrator, no adjustment shall be made in Shares issuable under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to their issuance under any Award. The Administrator shall specify whether dividends or dividend equivalent amounts shall be paid to any Participant with respect to the Shares subject to any Award that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends.

         (g) DOCUMENTS EVIDENCING AWARDS. The Administrator shall, subject to applicable law, determine the date an Award is deemed to be granted. The Administrator or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement's or document's effectiveness that such agreement or document be executed by the Participant, including by
                  electronic   signature  or  other  electronic   indication  of
                  acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

         (h) ADDITIONAL RESTRICTIONS ON AWARDS. Either at the time an Award is granted or by subsequent action, the Administrator may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued under an Award, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant or Participants, and (c) restrictions as to the use of a specified brokerage firm for receipt, resales or other transfers of such Shares.

         (i) SUBSIDIARY AWARDS. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

9. WITHHOLDING TAXES. To the extent required by applicable federal, state, local or foreign law, the Administrator may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Stock Option, SAR, Restricted Stock or Restricted Stock Unit Award, or any sale of Shares. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. To the extent permitted or required by the Administrator, these obligations may or shall be satisfied by having the Company withhold a portion of the Shares of stock that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant.

10.      ADJUSTMENTS OF AND CHANGES IN THE COMMON STOCK.

         (a) The existence of outstanding Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or other securities of the Company or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided herein or by the Administrator, (i) the issuance by the Company of shares of stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Stock Options or other Awards theretofore granted or the purchase price per Share, unless the Administrator shall determine, in its sole discretion, that an adjustment is necessary or appropriate.

         (b) If the outstanding Shares or other securities of the Company, or both, for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar equity restructuring transaction (as that term is used in Statement of Financial Accounting Standards No. 123 (revised) affecting the Shares or other securities of the Company, the Administrator shall adjust the number and kind of Shares or other securities that are subject to this Plan and to the limits under SECTION 3 and that are subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of Shares or other securities subject to such Awards without changing the aggregate exercise or settlement price, if any.

         (c) No right to purchase fractional Shares shall result from any adjustment in Stock Options or SARs pursuant to this SECTION
                  10. In case of any such adjustment, the Shares subject to the Stock Option or SAR shall be rounded down to the nearest whole share.

         (d) Any other provision hereof to the contrary notwithstanding (except SECTION 10(A)), in the event the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.

11. AMENDMENT AND TERMINATION OF THE PLAN. The Board may amend, alter or discontinue the Plan and the Administrator may to the extent permitted by the Plan amend any agreement or other document evidencing an Award made under this Plan; PROVIDED, HOWEVER, that the Company shall submit for stockholder approval any amendment (other than an amendment pursuant to the adjustment provisions of SECTION 10) required to be submitted for stockholder approval by NASDAQ or that otherwise would:

         (a) Increase the maximum number of Shares for which Awards may be granted under this Plan;

         (b) Reduce the price at which Stock Options may be granted below the price provided for in SECTION 9(A);

         (c)      Reduce the option price of outstanding Stock Options;

         (d)      Extend the term of this Plan;

         (e)      Change the class of persons eligible to be Participants; or

         (f)      Increase the limits in SECTION 3.

         In addition, no such amendment or alteration shall be made which would impair the rights of any Participant, without such Participant's consent, under any Award theretofore granted; PROVIDED that no such consent shall be required with respect to any amendment or alteration if the Administrator determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

12. COMPLIANCE WITH APPLICABLE LAW. This Plan, the grant and exercise of Awards hereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant's name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary or advisable for the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Stock Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Stock Option is effective and current or the Company has determined that such registration is unnecessary.

13. LIABILITY OF COMPANY. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and
         (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Stock Option or other Award granted hereunder.

14. NON-EXCLUSIVITY OF PLAN. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

15. UNFUNDED PLAN. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan.

16. LISTING OR QUALIFICATION OF COMMON STOCK. If the Administrator determines in its discretion that the listing or qualification of the Shares available for issuance under the Plan on any securities exchange or quotation or trading system or under any applicable law or governmental regulation is necessary as a condition to the issuance of


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         such Shares,  a Stock Option or SAR may not be exercised in whole or in part and a Restricted Stock or Restricted Stock Unit Award shall not vest or be settled unless such listing, qualification, consent or approval has been unconditionally obtained.

17. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18. GOVERNING LAW. The Plan shall be governed by, and construed in accordance with the laws of the State of Delaware (without giving effect to conflicts of law principles).

19. AWARDS UNDER PREEXISTING PLAN. Upon approval of the Plan by stockholders of the Company, no further awards shall be granted under the Preexisting Plan; PROVIDED, HOWEVER, that any shares of Common Stock that have been forfeited or cancelled in accordance with the terms of the applicable award under the Preexisting Plan may be subsequently again awarded in accordance with the terms of such Preexisting Plan.

20. SECTION 409A OF THE CODE. To the extent applicable, the Plan is intended to comply with Section 409A of the Code. Unless the Administrator determines otherwise, the Administrator shall interpret and administer the Plan in accordance with Section 409A. The Administrator shall have the authority unilaterally to accelerate or delay a payment to which the holder of any Award may be entitled to the extent necessary or desirable to comply with, or avoid adverse consequences under, Section 409A.


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